Exhibit 10.2

Execution Copy

RENEWABLE POWER PURCHASE AND SALE AGREEMENT

between

CITY OF ANAHEIM

and

HARMONY GEOTHERMAL NO. 1 IR-01, LLC, a special purpose entity subsidiary of

Intermountain Renewable Power, LLC

TABLE OF CONTENTS

PREAMBLE AND RECITALS		1

ARTICLE ONE. SPECIAL CONDITIONS		4

1.01	Generating Facility.	4
1.02	Startup Deadline.	4
1.03	Term.	4
1.04	Energy Price.	4
1.05	Transmission Costs.	5
1.06	Interconnection Costs.	5

ARTICLE TWO. TERM AND CONDITIONS PRECEDENT; TERMINATION		6

2.01	Effective Date.	6
2.02	Obligations Prior to Commencement of the Term.	6
2.03	Conditions Precedent to Commencement of Term.	6
2.04	Termination Rights of the Parties.	7
2.05	Rights and Obligations Surviving Termination.	7

ARTICLE THREE. SELLER’S OBLIGATIONS		9

3.01	Conveyance of Entire Output, Conveyance of Green Attributes, Capacity Attributes, and Resource Adequacy Benefits.	9
3.02	Permits.	10
3.03	Seller’s Energy Delivery Obligation.	10
3.04	Site Location.	10
3.05	Operation and Record Keeping.	10
3.06	Forecasting.	10
3.07	Scheduled Outages.	11
3.08	Progress Reporting Toward Meeting Milestone Schedule.	11

ARTICLE FOUR. BUYER’S OBLIGATIONS		12

4.01	Obligation to Pay.	12
4.02	Payment Statement and Payment.	12

i

ARTICLE FIVE. FORCE MAJEURE		14

5.01	No Default for Force Majeure.	14
5.02	Requirements Applicable to the Claiming Party.	14
5.03	Startup Deadline Extension.	14
5.04	Termination.	15

ARTICLE SIX. EVENTS OF DEFAULT: REMEDIES		16

6.01	Events of Default.	16
6.02	Early Termination.	17
6.03	Termination Payment.	17

ARTICLE SEVEN. LIMITATIONS OF LIABILITIES		19

ARTICLE EIGHT. FINANCIAL INFORMATION		20

8.01	Financial Information.	20

ARTICLE NINE. GOVERNMENTAL CHARGES		21

9.01	Cooperation to Minimize Governmental Charges.	21
9.02	Governmental Charges.	21
9.03	Providing Information to Taxing Authorities.	21

ARTICLE TEN. MISCELLANEOUS		22

10.01	Representations and Warranties.	22
10.02	Indemnity.	23
10.03	Assignment.	23
10.04	Consent to Collateral Assignment.	24
10.05	Abandonment.	26
10.06	(a) Governing Law.	26
10.07	Notices.	26
10.08	General.	27
10.09	Confidentiality.	29
10.10	Insurance.	30
10.11	Nondedication.	31

ii

10.12	Mobile Sierra.	31
10.13	Simple Interest Payments.	31
10.14	Payments.	32
10.15	Injunctive Relief.	32

ARTICLE ELEVEN. MEDIATION		33

11.01	Dispute Resolution.	33
11.02	Mediation.	33

SIGNATURES

iii

LIST OF EXHIBITS

A.	Definitions.

B.	Generating Facility and Site Description.

C.	Notice List.

D.	Forecasting and Scheduling Requirements and Procedures.

E.	Seller’s Milestone Schedule.

F.	Milestone Progress Reporting Form.

G.	Production Matrix.

The contents of this document are subject to restrictions on disclosure as set forth herein.

RENEWABLE POWER PURCHASE AND SALE AGREEMENT

between

CITY OF ANAHEIM

and

HARMONY GEOTHERMAL NO. 1 IR-01, LLC, a special purpose entity subsidiary of

Intermountain Renewable Power, LLC

PREAMBLE

This Renewable Power Purchase and Sale Agreement, together with the exhibits, attachments, and any referenced collateral agreement or similar arrangement between the Parties (collectively, the “Agreement”) dated for purposes of identification only this          day of March, 2008 (“Identification Date”). This Agreement shall be effective upon execution by the Parties (“Effective Date”) and, unless terminated pursuant to an express provision of this Agreement, shall continue during the Term provided in Section 1.04.

This Agreement is entered into between:

(i)	CITY OF ANAHEIM, California, a municipal corporation organized and existing under the laws of the State of California (“Buyer”), whose principal place of business is at Anaheim City Hall, 200 South Anaheim Blvd., Anaheim, CA 92805, and

(ii)	HARMONY GEOTHERMAL NO. 1 IR-01, LLC, (a special purpose entity subsidiary of Intermountain Renewable Power, LLC), a Delaware limited liability company (“Seller”), whose principal place of business is at 5152 North Edgewood Dr., Suite 375, Provo, Utah 84604.

Buyer and Seller are sometimes referred to herein individually as a “Party” and jointly as “Parties.” Capitalized terms in this Agreement shall have the meanings set forth in Exhibit A.

RECITALS

Seller is willing to construct, own, and Operate an electric energy Generating Facility which qualifies as of the Effective Date as an eligible renewable energy resource under the State of California Renewable Portfolio Standard Program as codified at California Public Utilities Code Section 399.11, et seq., and to sell all electric energy produced by the Generating Facility as specified herein together with all Green Attributes, Capacity Attributes and Resource Adequacy Benefits to Buyer; and

The contents of this document are subject to restrictions on disclosure as set forth herein.

Buyer is willing to purchase all electric energy delivered by Seller to Buyer generated by such Generating Facility together with all Green Attributes, Capacity Attributes and Resource Adequacy Benefits pursuant to the terms and conditions set forth herein.

The contents of this document are subject to restrictions on disclosure as set forth herein.

ARTICLE ONE. SPECIAL CONDITIONS

1.01	Generating Facility.

(a)	Name: Harmony Geothermal No. 1 IR-01, LLC

(b)	Location of Site: Newcastle, Iron County, Utah, as further described in Exhibit B.

(c)	Eligible Renewable Energy Resource Type: Geothermal Binary

(d)	Contract Capacity: 11.0 MW.

(e)	Expected Annual Net Energy Production.

The Expected Annual Net Energy Production for each Term Year shall be the value calculated in accordance with the following formula:

EXPECTED ANNUAL NET ENERGY PRODUCTION, in kWh = A x B x C

Where:

A        =        Contract Capacity in kW.

B        =        96.5% capacity factor.

C        =        8,760 hours per year.

1.02	Startup Deadline.

The Startup Deadline shall be May 15, 2009 plus any additional days for Force Majeure as provided in Section 5.03, or such other date as provided in this Agreement or as may be agreed to in a writing signed by both Parties; provided that Seller shall use reasonable commercial efforts to achieve an earlier startup of December 15, 2008.

1.03	Term.

The term of this Agreement (“Term”) shall commence upon Initial Operation as set forth in Section 2.03(a) and shall continue in effect through the end on the last day of the calendar month which is two hundred and forty (240) months (twenty (20) years) after the Initial Operation date unless terminated pursuant to an express provision of this Agreement.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article One	Special Conditions

1.04	Energy Price.

The Energy Price shall be equal to the fixed price of Seventy Eight and 00/100 dollars ($78.00) per MWh, as escalated annually by two percent (2.0%) effective on each anniversary of the Effective Date.

1.05	Transmission Costs.

Buyer shall be responsible for the costs of delivery of the electric energy from the Generating Facility to the Delivery Point (the “Transmission Costs”). The Transmission Costs are set forth in the Schedules to Pacificorp’s FERC Electric Tariff 7th Rev. Volume No. 11 (the “Tariff”). Under the most recent form of the Tariff, Transmission Costs are $2.025 per kilowatt per month for wheeling, $0.08 per MWh for scheduling, system control and dispatch, and $0.18 per MWh for reactive supply and voltage control. Buyer shall be responsible for any changes to the Transmission Costs as a result of changes to the Tariff.

1.06	Interconnection Costs.

Seller shall be responsible for any costs associated with interconnection of the Generating Facility to the Transmission Provider’s system.

*** End of ARTICLE ONE ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article One	Special Conditions

ARTICLE TWO. TERM AND CONDITIONS PRECEDENT; TERMINATION

2.01	Effective Date.

This Agreement shall become effective on the Effective Date.

2.02	Obligations Prior to Commencement of the Term.

(a)	Interconnection Application; Transmission.

Seller shall exercise diligence in obtaining the interconnection agreements required to transmit electric energy from the Generating Facility to the Delivery Point.

(b)	Seller’s Regulatory and Governmental Filings.

(i)	Within one hundred eighty (180) days after the Effective Date, Seller shall file all applications or other appropriate requests with the proper authorities for all other Permits.

2.03	Conditions Precedent to Commencement of Term.

(a)	Commencement of Term.

The Term shall commence upon Initial Operation (as defined below).

(b)	Initial Operation.

Initial operation of the Generating Facility (“Initial Operation”) shall be deemed to have been achieved on the date selected by Seller (the “Initial Operation Date”) to begin Forecasting and delivering Product to Buyer.

Seller shall provide at least three (3) Business Days advance Notice to Buyer of the Initial Operation Date.

Seller shall use commercially reasonable efforts to achieve the Initial Operation Date no later than sixty (60) days from Initial Synchronization.

In addition, prior to or concurrently with the Initial Operation Date:

(i)	Seller shall have complied with those provisions set forth in Section 3.05(b);

(ii)	The Generating Facility shall be Operating in parallel with the applicable Transmission Provider’s electric system; and

(iii)	Seller shall be Forecasting and delivering electric energy to Buyer at the Delivery Point.

Article Two	Term and Conditions Precedent; Termination

2.04	Termination Rights of the Parties.

(a)	Termination Rights of Both Parties.

(i)	Either Party shall have the right to terminate this Agreement on Notice, which shall be effective five (5) Business Days after such Notice is given in the event all required Permits and interconnection and transmission agreements have not been obtained by Seller within eighteen (18) months after the Effective Date and a Notice of termination is given on or before the end of the nineteenth (19th) month after the Effective Date; provided that in any event Seller shall use its reasonable commercial efforts to obtain all required Permits and interconnection and transmission agreements.

If either Party exercises a termination right, as set forth in this Section 2.04(a), neither Party shall be responsible for making a Termination Payment to the other Party.

(b)	Termination Rights of Seller.

Seller shall have the right to terminate this Agreement.

(i)	On Notice which shall be effective five (5) Business Days after such Notice is given to Buyer if extension of the Federal Production Tax Credit Legislation is not enacted on or before April 15, 2008 or such later date as may be agreed to in a writing signed by both Parties, and such notice is given to Buyer not later than July 1, 2008, or such later date as may be agreed to in a writing signed by both Parties.

(c)	Uncured Defaults.

Upon the occurrence of an Event of Default, the Non-Defaulting Party may terminate this Agreement as set forth in Section 6.02.

(d)	End of Term.

At the end of the Term as set forth in Section 1.03, this Agreement shall automatically terminate.

2.05	Rights and Obligations Surviving Termination.

(a)	Survival of Rights and Obligations Generally.

The rights and obligations that are intended to survive a termination of this Agreement are all of those rights and obligations that this Agreement expressly provides shall survive any such termination and those that arise

Article Two	Term and Conditions Precedent; Termination

from Seller’s or Buyer’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time prior to or as a result of the termination of this Agreement, including, without limitation:

(i)	The obligation to make a Termination Payment under Section 6.03;

(ii)	The indemnity obligations to the extent provided in Section 10.02;

(iii)	The obligation of confidentiality set forth in Section 10.09;

(iv)	The right to pursue remedies under Sections 6.02 and 10.15;

(v)	The right to receive a Termination Payment under Section 6.03;

(vi)	The limitation of damages under Article Seven; and

(vii)	The obligation of Buyer to make Energy Payments for Delivered Amounts and all other delivered energy.

*** End of ARTICLE TWO ***

Article Two	Term and Conditions Precedent; Termination

ARTICLE THREE. SELLER’S OBLIGATIONS

3.01	Conveyance of Entire Output, Conveyance of Green Attributes, Capacity Attributes, and Resource Adequacy Benefits.

Seller shall use commercially reasonable efforts and Prudent Electrical Practices to Forecast and convey the entire Delivered Amounts (excluding amounts that Buyer is unable to take during a Force Majeure with respect to Buyer) during the Term to Buyer. Seller, with Buyer’s cooperation, shall be responsible for arranging any transmission, distribution or other service agreement necessary for Buyer to receive the electric energy from the Generating Facility at the Delivery Point.

In addition, Seller shall dedicate and convey any and all Green Attributes, Capacity Attributes, and Resource Adequacy Benefits generated or produced by Seller during the Term to Buyer and Buyer shall be given sole title to all such Green Attributes, Capacity Attributes, and Resource Adequacy Benefits. In the event of a change in law or regulation relating to Green Attributes, Capacity Attributes, and Resource Adequacy Benefits that becomes effective subsequent to the effective date of this Agreement, Seller agrees that it will take such actions as may be reasonably requested by Buyer, to permit Buyer to obtain the full benefit of the aforesaid, as so subsequently defined; provided that, that such subsequent actions will leave the Seller no worse off than if the change in law or regulation had not occurred.

Such actions shall include:

(a)	Complying with Applicable Laws regarding the certification and transfer of Renewable Energy Credits; and

(b)	Committing to Buyer the full output of the Generating Facility.

Seller shall register, at its sole expense, the Project in the WREGIS, and take all other actions necessary to ensure that the Green Attributes are issued and tracked for purposes of satisfying the requirements of the RPS Legislation and transferred to Buyer.

Seller shall convey title to and risk of loss of all Delivered Amounts to Buyer at the Delivery Point.

Seller shall not sell any Product to any entity other than Buyer, except that in the event of a transmission curtailment or reduction (including congestion caused by outages or capacity reductions for maintenance, construction or repair), a Buyer Force Majeure or a Buyer Event of Default, Seller may, but shall not be obligated to, sell the electric energy produced by the Generating Facility and associated Green Attributes to a third party during the occurrence of such events.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Three	Seller’s Obligations

3.02	Permits.

(a)	Seller shall be responsible for obtaining and maintaining any and all interconnection rights and Permits required to effect delivery of the electric energy from the Generating Facility to the Delivery Point.

(b)	Seller shall pay all costs and any other charges directly caused by, associated with, or allocated to the interconnection of the Generating Facility to the Transmission Provider’s electric system.

3.03	Seller’s Energy Delivery Obligation.

Beginning on the commencement of the first Term Year and for every Term Year thereafter, Seller shall sell and deliver to Buyer all electric energy, net of Station Use, from the Generating Facility to Buyer subject to the limitations set forth in Section 3.01 and Article 5.

3.04	Site Location.

This Agreement is Site specific as set forth in Section 1.01(b).

Seller may, with Buyer’s prior written consent not to be unreasonably withheld, change the location of the Site; provided that, the replacement location is in the Sevier/Escalante Desert, Utah and Buyer does not incur any additional transmission or wheeling costs because of such location change.

Seller shall promptly provide a revised Exhibit B describing any new Site in the event Seller requests Buyer’s consent to change the Site location.

3.05	Operation and Record Keeping.

(a)	Seller shall Operate the Generating Facility in accordance with Prudent Electrical Practices.

(b)	Prior to Initial Synchronization Seller shall obtain all necessary Permits;

3.06	Forecasting.

Seller shall Forecast or cause to be Forecasted electric energy, in MWhs, in accordance with the schedule-by-exception provisions of Exhibit D. The information contained in Exhibit D may be changed or amended from time to time by Seller, as agreed to in writing by the Buyer or Buyer’s designated representative. Such written agreement shall be considered an element of administration of the Agreement and shall be deemed a change or an amendment of this Agreement not requiring the further consent of either Party.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Three	Seller’s Obligations

3.07	Scheduled Outages.

(a)	No later than January 15th, and July 15th of each year during the Term, and at least sixty (60) days prior to Initial Synchronization, Seller shall submit to Buyer its schedule of proposed planned outages (“Outage Schedule”) for the subsequent twenty four-month period.

(b)	Seller shall provide the following information for each proposed planned outage:

(i)	Start date and time;

(ii)	End date and time; and

(iii)	Capacity online, in MW, during the planned outage.

(c)	Within twenty (20) Business Days after Buyer’s receipt of an Outage Schedule, Buyer shall notify Seller in writing of any reasonable request for changes to the Outage Schedule, and Seller shall, consistent with Prudent Electrical Practices, accommodate Buyer’s requests regarding the timing of any planned outage.

(d)	In the event a condition occurs at the Generating Facility which causes Seller to revise its planned outages, Seller shall provide Notice to Buyer as soon as commercially practicable, but in no event later than twenty (20) Business Days after Seller learns of the occurrence of the condition, with an estimate of the length of such planned outage after the condition causing the change becomes known to Seller.

3.08	Progress Reporting Toward Meeting Milestone Schedule.

Seller shall use commercially reasonable efforts to meet the Milestone Schedule and avoid or minimize any delays in meeting such schedule. Seller shall provide a monthly written report of its progress toward meeting the Milestone Schedule using the procedures set forth in Exhibit F.

Seller shall include in such report a list of all letters, notices, applications, approvals, authorizations, filings, permits and licenses relating to any Transmission Provider or Governmental Authority and shall provide any such documents as may be reasonably requested on Notice from Buyer.

In addition, Seller shall advise Buyer as soon as reasonably practicable of any problems or issues of which it is aware which may materially impact its ability to meet the Milestone Schedule.

*** End of ARTICLE THREE ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Three	Seller’s Obligations

ARTICLE FOUR. BUYER’S OBLIGATIONS

4.01	Obligation to Pay.

Buyer shall make monthly Energy Payments to Seller during the Term calculated in the manner described in Section 4.02.

4.02	Payment Statement and Payment.

(a)

On or about the tenth (10th) day of each month after Initial Synchronization and every month thereafter, and continuing through and including the first month following the end of the Term, Seller shall provide to Buyer (i) daily and hourly records of Metered Amounts during the preceding month; and (ii) an itemized invoice calculating the amount payable to Seller for the previous month, based upon: (1) the sum of the Energy Price multiplied by the Delivered Amounts for such month; plus (2) the Transmission Costs incurred by Seller for the delivery of the electric energy from the Generating Facility to the Delivery Point, including Delivery Losses valued at the Energy Price (unless and to the extent that Buyer directly pays for any such costs; minus (3) any amounts due from Seller to Buyer under Section 3.01 of this Agreement. The invoice shall list all components of charges and how the charges are calculated. Seller shall provide or cause to be provided to Buyer a monthly record of all charges for transmission or pass through charges from the Transmission provider at the time the invoice is rendered for such charges. Buyer shall pay the undisputed amount of such invoices on or before the later of the twenty-fifth (25th) day of each month and fifteen (15) days after receipt of the invoice. If either the invoice date or payment date is not a Business Day, then such invoice or payment shall be provided on the next following Business Day. Each Party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any undisputed amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full. Invoices may be sent by facsimile or e-mail as specified in Exhibit C.

(i)

In the event an invoice or portion thereof or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with Notice of the objection given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall be paid into escrow as mutually agreed upon by the Parties or held by Seller until the dispute is resolved. In the event adjustments to payments are required as a result of

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Four	Buyer’s Obligations

inaccurate meter(s), Buyer shall use corrected measurements to recompute the amount due from Buyer to Seller during the period of inaccuracy. The Parties agree to use good faith efforts to resolve the dispute or identify the adjustment as soon as possible. Upon resolution of the dispute or calculation of the adjustment, any required payment shall be made within fifteen (15) days of such resolution along with interest accrued at the Interest Rate from and including the due date, but excluding the date paid. Inadvertent overpayments shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Interest Rate from and including the date of such overpayment, but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with this Section 10.07 within twelve (12) months after the invoice is rendered by Seller and received by Buyer or any specific adjustment to the invoice is made. If an invoice is not rendered by Seller and received by Buyer within twelve (12) months after the close of the month during which performance under this Agreement occurred, the right to payment for such performance is waived.

*** End of ARTICLE FOUR ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Four	Buyer’s Obligations

ARTICLE FIVE. FORCE MAJEURE

5.01	No Default for Force Majeure.

Neither Party shall be considered to be in default in the performance of any of its obligations set forth in this Agreement (except for obligations to pay money) when and to the extent failure of performance is caused by Force Majeure.

5.02	Requirements Applicable to the Claiming Party.

If a Party, because of Force Majeure, is rendered wholly or partly unable to perform its obligations when due under this Agreement, that Party (the “Claiming Party”), shall be excused from whatever performance is affected by the Force Majeure to the extent so affected.

In order to be excused from its performance obligations hereunder by reason of Force Majeure:

(a)	The Claiming Party, within fourteen (14) days after the initial occurrence of the claimed Force Majeure, must give the other Party Notice describing the particulars of the occurrence; and

(b)	The Claiming Party must provide timely evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure as defined in this Agreement.

The suspension of the Claiming Party’s performance due to Force Majeure shall be of no greater scope and of no longer duration than is required by the Force Majeure.

In addition, the Claiming Party shall use commercially reasonable and diligent efforts to remedy its inability to perform.

This section shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Claiming Party, are contrary to its interest.

It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Claiming Party.

When the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall give the other Party prompt Notice to that effect.

5.03	Startup Deadline Extension.

If Force Majeure occurs prior to the Startup Deadline which prevents Seller from achieving the Startup Deadline, then the Startup Deadline shall, subject to Seller’s compliance with its obligations as the Claiming Party under Section 5.02, be extended on a day-for-day basis for the duration of the Force Majeure.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Five	Force Majeure

5.04	Termination.

Either Party may terminate this Agreement on Notice, which shall be effective five (5) Business Days after such Notice is provided, in the event of Force Majeure which extends for more than three hundred sixty five (365) consecutive days. Upon the effectiveness of such termination, Buyer shall no longer be required to pay Seller’s pass through costs of any transmission, distribution or other service agreements necessary to deliver the electric energy from the Generating Facility to the Delivery Point.

*** End of ARTICLE FIVE ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Five	Force Majeure

ARTICLE SIX. EVENTS OF DEFAULT: REMEDIES

6.01	Events of Default.

An “Event of Default” shall mean, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:

(a)	With respect to either Party:

(i)	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated if the representation or warranty is continuing in nature, if:

(1)	Such misrepresentation or breach of warranty is not remedied within ten (10) Business Days after Notice; or

(2)	Such inaccuracy is not capable of a cure, but the non-breaching Party’s damages resulting from such inaccuracy can reasonably be ascertained and the payment of such damages is not made within fifteen (15) Business Days after a Notice of such damages is provided by the non-breaching Party to the breaching Party.

(ii)	Except for an obligation to make payment when due, the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default or to the extent excused by a Force Majeure) if such failure is not remedied within thirty (30) days after Notice of such failure (or such shorter period as may be specified below), which Notice sets forth in reasonable detail the nature of the failure; provided that, if such failure is not reasonably capable of being cured within the thirty (30) day cure period specified above, the Party shall have such additional time (not exceeding an additional one hundred twenty (120) days) as is reasonably necessary to cure such failure, so long as such Party promptly commences and diligently pursues such cure;

(iii)	A Party fails to make when due any payment in a material amount (including not making when due any material portion of the payment) required under this Agreement and such failure is not cured within five (5) Business Days after Notice of such failure;

(iv)	A Party becomes Bankrupt; or

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Six	Events of Default: Remedies

(v)	A Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party;

(b)	With respect to Seller:

(i)	Seller removes from the Site equipment upon which the Contract Capacity has been based, except for the purposes of replacement, refurbishment, repair or maintenance, and such equipment is not returned within five (5) Business Days after Notice from Buyer;

(ii)	Seller fails to achieve Initial Operation by the Startup Deadline set forth in Section 1.02 and such failure is not cured within ninety (90) Business Days after Notice from Buyer;

(iii)	Seller’s abandonment as set forth in Section 10.05; or

(iv)	A termination of, or cessation of service under, any agreement necessary for the interconnection of the Generating Facility to the Transmission Provider’s electric system or transmission of the electric energy to the Delivery Point or for metering the Metered Amounts and such service is not reinstated, or alternative arrangements implemented, within one hundred and eighty (180) days after such termination or cessation.

6.02	Early Termination.

If an Event of Default shall have occurred, there will be no opportunity for cure except as specified in Section 6.01.

The Party taking the default (the “Non-Defaulting Party”) shall have the right:

(a)	To designate by Notice, a day, no earlier than twenty (20) calendar days after the Notice is effective, for the early termination of this Agreement (an “Early Termination Date”);

(b)	To immediately suspend performance under this Agreement; and

(c)	To pursue all remedies available at law or in equity against the Defaulting Party (including monetary damages), except to the extent that such remedies are limited by the terms of this Agreement.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Six	Events of Default: Remedies

6.03	Termination Payment.

As soon as practicable after an Early Termination Date is declared, the Non-Defaulting Party shall calculate the sum of all amounts owed by the Defaulting Party under this Agreement, less any amounts owed by the Non-Defaulting Party to the Defaulting Party, including the Forward Settlement Amount (the “Termination Payment”) and provide Notice to the Defaulting Party thereof.

The Notice shall include a written statement setting forth, in reasonable detail, the calculation of such Termination Payment including the Forward Settlement Amount, together with appropriate supporting documentation.

If the Termination Payment is positive, the Defaulting Party shall pay such amount to the Non-Defaulting Party within ten (10) Business Days after the Notice is provided. If the Termination Payment is negative (i.e., the Non-Defaulting Party owes the Defaulting Party more than the Defaulting Party owes the Non-Defaulting Party), then the Non-Defaulting Party shall pay such amount to the Defaulting Party within thirty (30) days after the Notice is provided.

The Parties shall negotiate in good faith to resolve any disputes regarding the calculation of the Termination Payment. Any disputes which the Parties are unable to resolve through negotiation may be submitted for resolution through mediation as provided in Article Eleven.

*** End of ARTICLE SIX ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Six	Events of Default: Remedies

ARTICLE SEVEN. LIMITATIONS OF LIABILITIES

EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES BY EITHER PARTY UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF.

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED, UNLESS THE PROVISION IN QUESTION PROVIDES THAT THE EXPRESS REMEDIES ARE IN ADDITION TO OTHER REMEDIES THAT MAY BE AVAILABLE.

SUBJECT TO SECTION 10.15, IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE PROVISIONS OF SECTION 10.02 (INDEMNITY), NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

*** End of ARTICLE SEVEN ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Seven	Limitation of Liabilities

ARTICLE EIGHT. FINANCIAL INFORMATION

8.01	Financial Information.

If requested by one Party, the other Party shall deliver:

(a)	Within one hundred twenty (120) days following the end of each fiscal year, a copy of its annual report containing audited consolidated financial statements for such fiscal year;

(b)	Within sixty (60) days after the end of each of its first three fiscal quarters of each fiscal year, a copy of its quarterly report containing unaudited consolidated financial statements for such fiscal quarter.

In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles; provided that, should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as the producing party diligently pursues the preparation, certification and delivery of the statements.

*** End of ARTICLE EIGHT ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Eight	Financial Statements

ARTICLE NINE. GOVERNMENTAL CHARGES

9.01	Cooperation to Minimize Governmental Charges.

Each Party shall use commercially reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties so as to minimize all Governmental Charges, so long as neither Party is materially adversely affected or required to incur any material cost in connection therewith.

9.02	Governmental Charges.

Seller shall pay or cause to be paid all sales, use, gross receipts, occupation, production, severance, excise, ad valorem or other taxes, royalties, fees, licenses, or charges that are imposed by any federal, Indian, state or local governmental authority (“Governmental Charges”) on or with respect to the Delivered Amounts (and any contract associated with the Delivered Amount) arising prior to and at the Generating Facility.

Buyer shall pay or cause to be paid all Governmental Charges on or with respect to the Delivered Amounts (and any contract associated with the Delivered Amount) and the Scheduled Amount from the Delivery Point. In the event Seller is required by law or regulation to remit or pay Governmental Charges which are determined to be Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such Governmental Charges plus accrued interest, if any.

If Buyer is required by law or regulation to remit or pay Governmental Charges which are determined to be Seller’s responsibility hereunder, Buyer may deduct such amounts plus accrued interest, if any, from payments to Seller made pursuant to Article Four.

If Buyer elects not to deduct such amounts from it’s payment to Seller, Seller shall promptly reimburse Buyer for such amounts plus accrued interest, if any, upon written request. Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law.

Such election or failure by the respective Party to pay or cause to be paid the other Party’s Governmental Charges upon prompt written Notice to the other Party that such Party’s Governmental Charges are due and payable shall not constitute an Event of Default.

9.03	Providing Information to Taxing Authorities.

Seller or Buyer, as necessary, shall provide information concerning the Generating Facility to any requesting taxing authority.

*** End of ARTICLE NINE ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Nine	Governmental Charges

ARTICLE TEN. MISCELLANEOUS

10.01	Representations and Warranties.

On the Effective Date, each Party represents, warrants and covenants to the other Party that:

(a)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	Except for all Permits in the case of Seller, it has or will timely acquire all regulatory authorizations necessary for it to legally perform its obligations under this Agreement;

(c)	The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

(d)	This Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

(e)	There is not pending, or to its knowledge, threatened against it or, in the case of Seller, any of its Affiliates, any legal proceedings that could materially adversely affect its ability to perform under this Agreement;

(f)	No Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(g)	It is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of the other Party and it is capable of assessing the merits of and understanding, and understands and accepts the terms, conditions and risks of this Agreement.

It has not relied upon any promises, representations, statements or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement;

(h)	It has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of the Product, which includes the right to own, convey, and accept the Green Attributes, Capacity Attributes and Resource Adequacy Benefits as contemplated in this Agreement; and

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

(i)	It shall act in good faith in its performance under this Agreement.

10.02	Indemnity.

(a)	Each Party as indemnitor shall defend, save harmless and indemnify the other Party and the directors, officers, employees, agents, appointed and elected officials, if any, of such other Party against and from any and all loss, liability, damage, claim, cost, charge, demand, or expense for injury or death to persons, including employees of either Party, and physical damage to property including property of either Party arising out of or in connection with the negligence or willful misconduct of the indemnitor relating to its obligations under this Agreement.

This indemnity shall apply notwithstanding the active or passive negligence of the indemnitee.

However, neither Party shall be indemnified hereunder for its loss, liability, damage, claim, cost, charge, demand or expense resulting from its sole negligence or willful misconduct.

(b)	Each Party shall defend, save harmless and indemnify the other Party from any and all loss, liability, damage, claim, cost, charge, demand or expense arising out of or in connection with any breach made by the other Party of its representations and warranties in Section 10.01.

(c)	The provisions of this Section 10.02 shall not be construed to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

(d)	Except as otherwise provided in Sections 10.02(a) and 10.02(e), neither Party shall be liable to the other Party for consequential damages incurred by such other Party.

(e)	Each Party shall indemnify, defend and hold harmless the other Party against any Governmental Charges for which such Party is responsible under Article Nine.

(f)	All indemnity rights shall survive the termination of this Agreement.

10.03	Assignment.

(a)	Except as provided in Section 10.04, neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)	Any direct or indirect change of control of Seller (whether voluntary or by operation of law) shall be deemed an assignment and shall require the prior

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

written consent of Buyer, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section shall be construed to prevent Seller from securing a tax-equity partner or from changing a tax-equity partner so long as any such change does not result in a change in the effective control of Seller.

10.04	Consent to Collateral Assignment.

Subject to the provisions of this Section 10.04, Seller shall have the right to assign this Agreement as collateral for any financing or refinancing of the Generating Facility.

In connection with any financing or refinancing of the Generating Facility by Seller, Buyer shall in good faith work with Seller and Lender to agree upon a consent to collateral assignment of this Agreement (“Collateral Assignment Agreement”).

The Collateral Assignment Agreement shall be in form and substance agreed to by Buyer, Seller and Lender, and may include, among others, the following provisions:

(a)	Buyer shall give Notice of an Event of Default by Seller, to the person(s) to be specified by Lender in the Collateral Assignment Agreement, prior to exercising its right to terminate this Agreement as a result of such Event of Default;

(b)	Following an Event of Default by Seller under this Agreement, Buyer may require Seller or Lender to provide to Buyer a report concerning:

(i)	The status of efforts by Seller or Lender to develop a plan to cure the Event of Default;

(ii)	Impediments to the cure plan or its development;

(iii)	If a cure plan has been adopted, the status of the cure plan’s implementation (including any modifications to the plan as well as the expected timeframe within which any cure is expected to be implemented); and

(iv)	Any other information which Buyer may reasonably require related to the development, implementation and timetable of the cure plan.

Seller or Lender shall provide the report to Buyer within ten (10) Business Days after Notice from Buyer requesting the report. Buyer shall have no further right to require the report with respect to a particular Event of Default after that Event of Default has been cured;

(c)	Lender shall have the right to cure an Event of Default on behalf of Seller pursuant to the terms of the Collateral Assignment Agreement;

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

(d)	Lender shall have the right to consent prior to any early termination of this Agreement by Seller that does not arise out of an Event of Default by Seller;

(e)	Lender shall receive prior Notice of a material amendment to this Agreement from Seller;

(f)	In the event Lender, directly or indirectly, takes possession of, or title to the Generating Facility (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender, to the extent authorized by Governmental Authority, Applicable Law, and in accordance with Prudent Electrical Practices, shall assume all of Seller’s obligations arising under this Agreement and all related agreements (subject to such limits on liability as are mutually agreed to by Seller, Buyer and Lender as may be set forth in the Collateral Assignment Agreement);

provided that, Lender shall have no personal liability for any monetary obligations of Seller under this Agreement which are due and owing to Buyer as of the assumption date; provided, however, that prior to such assumption, if Buyer advises Lender that Buyer will require that Lender cure (or cause to be cured) any Event of Default existing as of the possession date in order to avoid the exercise by Buyer (in its sole discretion) of Buyer’s right to terminate this Agreement with respect to such Event of Default, then Lender at its option; and in its sole discretion, may elect to either:

(i)	Cause such Event of Default to be cured, or

(ii)	Not assume this Agreement.

(g)    If Lender elects to sell or transfer the Generating Facility (after Lender directly or indirectly, takes possession of, or title to the Generating Facility), or sale of the Generating Facility occurs through the actions of Lender (for example, a foreclosure sale where a third party is the buyer, or otherwise), then Lender must cause the transferee or buyer, to the extent authorized by Governmental Authority, Applicable Law, and in accordance with Prudent Electrical Practices, to assume all of Seller’s obligations arising under this Agreement and all related agreements as a condition of the sale or transfer; provided that, the third party shall have no personal liability for any monetary obligations of Seller under this Agreement which are due and owing to Buyer as of the assumption date; and

(h)    If this Agreement is rejected in Seller’s Bankruptcy or otherwise terminated in connection therewith and if Lender or its designee, directly or indirectly, takes possession of, or title to, the Generating Facility (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender shall or shall cause its designee to promptly enter into a new agreement with Buyer, having substantially the same terms as this Agreement.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

10.05	Abandonment.

Except as provided under Sections 10.03 or 10.04, Seller shall not relinquish its possession and control of the Generating Facility without the prior written consent of Buyer.

For purposes of this Section 10.05, Seller shall have been deemed to relinquish possession of the Generating Facility if Seller has ceased work on the Generating Facility or the Generating Facility has ceased production and delivery of the Product for a consecutive sixty (60) day period and such cessation is not a result of an event of Force Majeure.

10.06	(a) Governing Law.

THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD DIRECT THE APPLICATION OF ANOTHER JURISDICTION’S LAWS.

(b) Jurisdiction.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF CALIFORNIA OR THE UNITED STATES OF AMERICA, IN EITHER CASE, LOCATED IN ORANGE COUNTY CALIFORNIA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH IT PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; AND WAIVES AND DEFENSE OF FORUM NON CONVENIENCES.

10.07	Notices.

All Notices, requests, statements, invoices, or payments shall be made as specified in Exhibit C.

Notices (other than Forecasting and scheduling requests) shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, first class United States mail, overnight courier service or facsimile. For purposes other than Forecasting and scheduling requests or invoices, “e-mail” shall not be considered a “writing” for purposes hereof.

Notice provided in accordance with this Section 10.07 shall be deemed given as follows:

(a)	Notice by facsimile or hand delivery shall be deemed given at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be deemed given at the close of business on the next Business Day;

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

(b)	Notice by overnight United States mail or courier service shall be deemed given on the next Business Day after it was sent out; and

(c)	Notice by first class United States mail shall be deemed given two (2) Business Days after the postmarked date.

Notices shall be effective on the date deemed given, unless a different date for the Notice to go into effect is stated in another section of this Agreement.

A Party may change its designated representatives, addresses and other contact information by providing written Notice of same in accordance herewith. The information contained in Exhibit C may be changed or amended from time to time as otherwise agreed to in writing by the Party’s designated representative. Such written agreement by the Party’s designated representative shall be considered an element of administration of the Agreement and shall be deemed a change or an amendment of this Agreement not requiring the further consent of either Party.

10.08	General.

(a)	This Agreement constitutes the entire agreement between the Parties relating to its subject matter.

(b)	This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

(c)	Except to the extent provided for herein, no amendment or modification to this Agreement shall be enforceable unless reduced to a writing signed by all Parties.

(d)	This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement as specified herein).

(e)	Waiver by a Party of any default by the other Party shall not be construed as a waiver of any other default.

(f)	The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

(g)	The word “or” when used in this Agreement shall include the meaning “and/or” unless the context unambiguously dictates otherwise.

(h)	The headings used herein are for convenience and reference purposes only. Words having well-known technical or industry meanings shall have such meanings unless otherwise specifically defined herein.

(i)	Where days are not specifically designated as Business Days, they shall be considered as calendar days.

(j)	This Agreement shall be binding on each Party’s successors and permitted assigns.

(k)	No provision of this Agreement is intended to contradict or supersede any applicable agreement covering transmission, distribution, metering, scheduling or interconnection. In the event of an apparent contradiction between this Agreement and any such agreement, the applicable agreement shall control.

(l)	Whenever this Agreement specifically refers to any law, tariff, government department or agency, regional reliability council, Transmission Provider, or credit rating agency, the Parties hereby agree that the reference shall also refer to any successor to such law, tariff or organization.

(m)	Buyer’s obligation to take and pay for electric energy produced by the Generating Facility, together with Green Attributes, Capacity Attributes, and Resource Adequacy Benefits associated therewith, shall not be affected by any change to or elimination of the RPS Legislation.

(n)	The Parties acknowledge and agree that this Agreement and the transactions contemplated by this Agreement constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

(o)	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

(p)	If any provision of this Agreement, or the application thereof, shall for any reason be invalid or unenforceable, then to the extent of such invalidity or unenforceability, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under Applicable Law, so long as the economic and legal substance of the transactions contemplated hereby is not effected in any material adverse manner as to any Party.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

10.09	Confidentiality.

(a)	Terms and Conditions of this Agreement.

To the extent permitted by Applicable Law, neither Party shall disclose Confidential Information to a third party, other than:

(i)	To such Party’s employees (past, present, and future), Lenders, counsel, accountants or advisors, Affiliates, insurers and underwriters, predecessors-in-interest, investors, or officer, appointed and elected representatives in each case who have a need to know such information and have agreed to keep such terms confidential;

(ii)	To potential Lenders with the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that disclosure:

(1)	Of cash flow and other financial projections to any potential Lender in connection with a potential loan or tax equity investment; or

(2)	To potential Lenders with whom Seller has negotiated (but not necessarily executed) a term sheet or other similar written mutual understanding,

shall not require such consent of Buyer, and provided further that, in each case such potential Lender has a need to know such information and has agreed to keep such terms confidential;

(iii)	In order to comply with any applicable regulation, rule, request or order of the FERC, any court, administrative agency, legislative body or other tribunal (including Buyer’s status as a municipal corporation organized and existing under the laws of the State of California), or any mandatory discovery or data request of a party to any proceeding pending before any of the foregoing;

(iv)	In connection with discovery requests or orders pertaining to the non-public terms of this Agreement as referenced herein (“Requirement”) each Party shall, to the extent practicable, use reasonable efforts to:

(1)	Notify the other Party prior to disclosing the Confidential Information; and

(2)	Prevent or limit such disclosure.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

After using such reasonable efforts, the disclosing Party shall not be:

(3)	Prohibited from complying with a Requirement; or

(4)	Liable to the other Party for monetary or other damages incurred in connection with the disclosure of the confidential information.

Except as provided in the preceding sentence, the Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.

(b)	If Buyer becomes subject to a bona fide requirement (by law, including but not limited to the California Public Records Act, regulation, deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process, collectively, a “Requirement”) to disclose any Confidential Information, Buyer will, (i) prior to producing any Confidential Information, promptly notify Seller of the existence, terms and circumstances of such Requirement(s) so that Seller may seek, at Seller’s sole expense, an appropriate protective order(s), and (ii) cause Buyer staff to cooperate fully with Seller in seeking the aforesaid protective order(s). Buyer is not obligated to seek any judicial remedy or other judicial intervention to prevent the disclosure of the Confidential Information. If Buyer is subject to a Requirement, has complied with the notification and cooperation obligations described in the preceding sentence, is compelled, in the sole opinion of its legal counsel, to make disclosure of such Confidential Information or else stand liable for contempt, sanctions, or other substantial penalty, Buyer will furnish only that portion of the Confidential Information which it is legally required to produce pursuant to the terms of such Requirement as modified by any protective order(s).

10.10	Insurance.

(a)	Throughout the Term, Seller shall obtain and maintain in force as hereinafter provided commercial general liability insurance, including contractual liability coverage, with a combined single limit of not less than one million dollars ($1,000,000) for each occurrence written on an occurrence form.

The insurance carrier or carriers and form of policy shall be subject to review and approval by Buyer which approval shall not be unreasonably withheld, conditioned or delayed, but at a minimum shall be placed with carriers admitted to write insurance in Utah and have an AM Bests’ rating of A VII or higher.

(b)	Throughout the Term, Seller shall maintain as applicable, Workers’ Compensation Insurance as required by Utah law and Employers Liability Insurance in an amount not less than $1,000,000 per occurrence and with an insurer with a minimum “A” rating.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

(c)	Buyer’s Risk Manager is hereby authorized to amend or modify insurance requirements in the event he determines that such amendment or modification is in Buyer’s best interest and with Seller’s consent, which consent shall not be unreasonably withheld.

(d)	Upon Buyer’s request, Seller shall:

(i)	Furnish a certificate of insurance to Buyer, which certificate shall provide that such insurance shall not be terminated nor expire except on thirty (30) calendar days’ prior written notice to Buyer; and

(ii)	Furnish to Buyer an additional insured endorsement with respect to such insurance.

10.11	Nondedication.

Notwithstanding any other provisions of this Agreement, neither Party dedicates any of the rights that are or may be derived from this Agreement or any part of its facilities involved in the performance of this Agreement to the public or to the service provided under this Agreement, and such service shall cease upon termination of this Agreement.

10.12	Mobile Sierra.

Notwithstanding any provision of this Agreement, neither Party shall seek, nor shall they support any third party in seeking, to prospectively or retroactively revise the rates, terms or conditions of service of this Agreement through application or complaint to FERC pursuant to the provisions of Section 205, 206 or 306 of the Federal Power Act, or any other provisions of the Federal Power Act, absent prior written agreement of the Parties.

Further, absent the prior agreement in writing by both Parties, the standard of review for changes to the rates, terms or conditions of service of this Agreement proposed by a Party, a non-Party or the FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 US 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 US 348 (1956).

10.13	Simple Interest Payments.

Except as specifically provided in this Agreement, any outstanding and past due amounts owing and unpaid by either Party under the terms of this Agreement shall be eligible to receive a Simple Interest Payment for the number of days between the date due and the date paid.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

10.14	Payments.

Payments to be made under this Agreement shall be made by wire transfer as set forth in Exhibit C.

10.15	Injunctive Relief.

Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that irreparable damage would occur in the event any of the provisions of Sections 3.01 or 10.09 of this Agreement were not performed in accordance with the terms thereof, that money damages may not be a sufficient remedy for any such breach and that the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Parties.

End of ARTICLE TEN

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Ten	Miscellaneous

ARTICLE ELEVEN. MEDIATION

11.01	Dispute Resolution.

Any and all disputes, claims or controversies arising out of, relating to, concerning or pertaining to the terms of this Agreement, or to either Party’s performance or failure of performance under this Agreement (“Dispute”), which Dispute the Parties have been unable to resolve by informal methods after undertaking a good faith effort to do so, shall first be submitted to mediation under the procedures described in Section 11.02 below.

11.02	Mediation.

Either Party may initiate mediation by providing Notice to the other Party in accordance with Section 10.07 of a written request for mediation, setting forth a description of the Dispute and the relief requested.

The Parties will cooperate with one another in selecting the mediator (“Mediator”) from the panel of neutrals from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), its successor, or any other mutually acceptable non-JAMS Mediator, and in scheduling the time and place of the mediation.

Such selection and scheduling shall be completed within forty five (45) days after Notice of the request for mediation.

Unless otherwise agreed to by the Parties, the mediation shall not be scheduled for a date that is greater than one hundred twenty (120) days from the date of Notice of the request for mediation.

The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the mediation, which fees and costs shall be borne by such Party).

All offers, promises, conduct and statements, whether oral or written, made in connection with or during the mediation by either of the Parties, their agents, representatives, employees, experts and attorneys, and by the Mediator or any of the Mediator’s agents, representatives and employees, shall not be subject to discovery and shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any other proceeding between or involving the Parties, or either of them, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

*** End of ARTICLE ELEVEN ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Article Eleven	Mediation and Arbitration

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be executed by their authorized representative on the dates hereinafter respectively set forth.

CITY OF ANAHEIM,

a municipal corporation

By:	Marcie L. Edwards
Public Utilities General Manager

APPROVED AS TO FORM:

JACK L. WHITE, CITY ATTORNEY

/s/ Alison M. Kott (March 10, 2008)
By:	Alison M. Kott
Assistant City Attorney

ATTEST:

Dated:
City Clerk

HARMONY GEOTHERMAL NO. 1 IR-01, LLC,

a Delaware limited liability company

By:	/s/ Brent M. Cook
Its:	Manager
Dated:	March 10, 2008

APPROVED AS TO FORM:

/s/ Richard D. Clayton
By:	Richard D. Clayton
General Counsel

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

EXHIBIT A

Definitions

The following terms shall have the following meaning for purposes of this Agreement.

1.	“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Party.

For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

2.	“Agreement” has the meaning set forth in the Preamble.

3.	“Applicable Laws” means all constitutions, treaties, laws, ordinances, rules, regulations, interpretations, permits, judgments, decrees, injunctions, writs and orders of any Governmental Authority that apply to either or both of the Parties, the Generating Facility or the terms of this Agreement.

4.	“Bankrupt” means with respect to any entity, such entity:

a)	Files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it that is not dismissed within sixty (60) days;

b)	Makes an assignment or any general arrangement for the benefit of creditors;

c)	Otherwise becomes bankrupt or insolvent (however evidenced);

d)	Has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

e)	Is generally unable to pay its debts as they fall due.

5.	“Business Day” means any day except a Saturday, Sunday, a Federal Reserve Bank holiday, or the Friday following Thanksgiving. A Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. local time for the Party sending the Notice or payment or performing a specified action.

6.	“Buyer” has the meaning set forth in the Preamble.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

7.	“Capacity Attributes” means any and all current or future defined characteristics, certificates, tags, credits, ancillary service attributes, or accounting constructs, howsoever entitled, attributed to or associated with the Generating Facility or any unit of generating capacity of the Generating Facility during the Term.

8.	“Claiming Party” has the meaning set forth in Section 5.02.

9.	“Claims” means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

10.	“Collateral Assignment Agreement” has the meaning set forth in Section 10.04.

11.

“Confidential Information” except as limited by Section 10.09 hereof, shall have the following meaning: All information of either Party or of another party whose information either Party may have in its possession under obligations of confidentiality in whatever form transmitted relating to the past, present or future business affairs, including without limitation, research, development, or business plans, operations of systems, any technical and non-technical information related to either Party’s business and current, future and proposed products and services of either Party including, for example and without limitation, information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans and whether or not marked as confidential, as well as information which is produced or developed during the working relationship between the Parties and which would, if disclosed to competitors of either party, give or increase such competitors’ advantage over that party or diminish that party’s advantage over its competitors. This information also includes Confidential Information and trade secrets and other proprietary product, customer and other information that is otherwise not available to either Party’s competitors and the public, and either Party’s marketing information, brochures printed material, rates, rate tables, contracts, etc. Confidential Information shall not include any information that: (a) is, and can clearly be demonstrated to be, actually known to Recipient before being obtained from either Party; (b) is or becomes publicly known through no wrongful act of Recipient; (c) is communicated to a third party with express written consent of either Party and who in making such disclosure, breaches no Confidentiality or other obligation to either Party; or (d) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, including laws rules and

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

regulations governing the City of Anaheim as a California municipal corporation, provided that before making such disclosure, the Recipient shall give either Party written notice of the intended disclosure and an adequate opportunity to interpose an objection or take action to ensure confidential handling of any such information Recipient may be required to disclose.

12.	“Contract Capacity” means the electric energy generating capacity, set forth in Section 1.01(d), that Seller commits to install at the Site.

13.	“Costs” means, with respect to the Non-Defaulting Party, legal expenses and other similar third party transaction costs and expenses reasonably incurred by such Party in entering into any new arrangement which replaces this Agreement.

14.	“Defaulting Party” has the meaning set forth in Section 6.01.

15.	“Delivered Amounts” means the Metered Amounts and shall be deemed to include scheduled amounts that are available for delivery but which Buyer is unable or unwilling to receive because of Buyer Event of Default or Buyer Force Majeure; provided, however, that Delivered Amounts shall exclude any amounts purchased by a third party pursuant to Section 3.01.

16.	“Delivery Losses” shall mean the real power losses set forth in Schedule 10 of the Tariff. The definition of Delivery Losses hereunder shall automatically be modified upon any amendment that is made to the Tariff without any additional action required hereunder.

17.	“Delivery Point” means the substation at Mona, Utah.

18.	“Dispute” has the meaning set forth in Article Eleven.

19.	“Early Termination Date” has the meaning set forth in Section 6.02.

20.	“Effective Date” has the meaning set forth in the Preamble.

21.	“Emergency” means:

a)	An actual or imminent condition or situation which jeopardizes the integrity of Transmission Provider’s electric system or the integrity of any other systems to which the Transmission Provider’s electric system is connected, as determined by the Transmission Provider in its reasonable discretion; or

b)

An emergency condition as defined under an interconnection agreement and any abnormal interconnection or system condition that requires automatic or immediate manual action to prevent or limit loss of load or generation supply, that could adversely affect the reliability

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

of the Transmission Provider’s electric system or generation supply, that could adversely affect the reliability of any interconnected system, or that could otherwise pose a threat to public safety.

22.	“Energy Forecast(s)” means the data containing Seller’s expected Metered Amounts and submitted in accordance with Exhibit D.

23.	“Energy Payment(s)” has the meaning set forth in Section 4.01.

24.	“Energy Price” has the meaning set forth in Section 1.05.

25.	“Equitable Defense” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

26.	“ERR” means a generating facility that qualifies as an eligible renewable electric energy resource for purposes of the RPS Legislation.

27.	“Event of Default” has the meaning set forth in Section 6.01.

28.	“Federal Funds Effective Rate” means the annual interest rate posted opposite the caption “Federal Funds (effective)” as set forth in the weekly statistical release as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

29.	“Federal Production Tax Credit Legislation” means validly enacted Federal legislation extending the applicability and rate of the renewable energy production tax credit (26 U.S.C. § 45) to owners of generating facilities which use wind, closed-loop biomass, geothermal energy, and solar energy to produce electric energy which are placed in service on or before December 31, 2008, or such other date as may be agreed to in a writing signed by both Parties, on terms no less favorable than those available with respect to such facilities placed in service on or after January 1, 2007 and before January 1, 2009 pursuant to the law governing Production Tax Credits as in effect on the Effective Date including, but not limited to, a tax credit allowable for at least ten years of at least $19.00 per MWh in 2006 dollars adjusted for inflation as set forth therein.

30.	“FERC” means the Federal Energy Regulatory Commission.

31.	“Force Majeure” means any occurrence that was not anticipated as of the Effective Date that:

a)	In whole or in part:

i)	Delays a Party’s performance under this Agreement;

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

ii)	Causes a Party to be unable to perform its obligations; or

iii)	Prevents a Party from complying with or satisfying the conditions of this Agreement;

b)	Is not within the control of that Party; and

c)	The Party has been unable to overcome by the exercise of due diligence, including an act of God, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, terrorism, sabotage, strike or labor dispute, or actions or inactions of any Governmental Authority, or curtailment or reduction in deliveries at the direction of a Transmission Provider (except as set forth below).

Force Majeure does not include:

d)	Curtailment or reduction in deliveries at the direction of a Transmission Provider when the basis of the curtailment or reduction in deliveries ordered by a Transmission Provider is congestion arising in the ordinary course of operations of the Transmission Provider’s system, including congestion caused by outages or capacity reductions for maintenance, construction or repair.

32.	“Forecast” or “Forecasting” means the action of Seller in preparing and submitting the energy Forecast(s) to Buyer in accordance with Exhibit D.

33.	“Forward Settlement Amount” means the Non-Defaulting Party’s Costs and Losses, on the one hand, netted against its Gains, on the other.

If the Non-Defaulting Party’s Costs and Losses exceed its Gains, then the Forward Settlement Amount shall be an amount owing to the Non-Defaulting Party. If the Non-Defaulting Party’s Costs and Losses are less than its Gain, then the Forward Settlement Amount shall be an amount owing to the Defaulting Party.

The Forward Settlement Amount shall not include consequential, incidental, punitive, exemplary or indirect or business interruption damages.

34.	“GAAP” means generally accepted accounting principles.

35.	“Gains” means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this Agreement for the remaining Term of this Agreement, determined in a commercially reasonable manner.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

Factors used in determining the economic benefit to a Party may include, without limitation, reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transaction at liquid trading hubs (e.g., NYMEX), all of which should be calculated for the remaining Term of this Agreement, and shall include the value of Green Attributes and Capacity Attributes.

Only if the Non-Defaulting Party is unable, after using commercially reasonable efforts, to obtain third party information to determine the gain of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for such purpose in accordance with prudent industry practices.

36.	“Generating Facility” means Seller’s electric generating facility as more particularly described in Exhibit B, together with all materials, equipment systems, structures, features and improvements necessary to produce electric energy at such facility, excluding the Site, land rights and interests in land.

37.	“Governmental Authority” means:

a)	Any federal, state, local, municipal or other government;

b)	Any governmental, regulatory or administrative agency, commission, or other authority lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

c)	Any court or governmental tribunal.

38.	“Governmental Charges” has the meaning as set forth in Section 9.02.

39.	“Green Attributes” means any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from the Generating Facility, and its displacement of conventional energy generation. Green Attributes include but are not limited to:

a)	Any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants;

b)	Any avoided emissions of carbon dioxide (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs) that have been

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

determined by the United Nations Intergovernmental Panel on Climate Change, or otherwise by law, to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; and

c)	The reporting rights to these avoided emissions, such as Green Tag Reporting Rights and Renewable Energy Credits.

Green Tag Reporting Rights are the right of a Green Tag Purchaser to report the ownership of accumulated Green Tags in compliance with federal or state law, if applicable, and to a federal or state agency or any other party at the Green Tag Purchaser’s discretion, and include without limitation those Green Tag Reporting Rights accruing under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program. Green Tags are accumulated on a MWh basis and one Green Tag represents the Green Attributes associated with one (1) MWh of energy.

Green Attributes do not include:

d)	Any energy, capacity, reliability or other power attributes from the Generating Facility;

e)	Production Tax Credits associated with the construction or Operation of the Generating Facility and other financial incentives in the form of credits, reductions, or allowances associated with the Generating Facility that are applicable to a state or federal income taxation obligation;

f)	Fuel-related subsidies or “tipping fees” that may be paid to Seller to accept certain fuels, or local subsidies received by Seller for the destruction of particular pre-existing pollutants or the promotion of local environmental benefits;

g)	Emission reduction credits encumbered or used by the Generating Facility for compliance with local, state, or federal operating and/or air quality permits; or

h)	Station-usage Green Attributes that are determined by reference to Station Use of electricity.

40.	“Initial Operation” has the meaning set forth in Section 2.03(b).

41.	“Initial Operation Date” has the meaning set forth in Section 2.03(b).

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

42.	“Initial Synchronization” means the date upon which the Generating Facility is first synchronized with Buyer’s Transmission Provider.

43.	“Interest Rate” means an annual rate equal to:

a)	The rate published in The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published, the arithmetic mean of such rates) as of the date payment is due; plus

b)	Two percentage points (2%);

provided, however, that in no event shall the Interest Rate exceed the maximum interest rate permitted by Applicable Laws.

44.	“JAMS” has the meaning set forth in Article Eleven.

45.	“kW” means a kilowatt of electric energy generating capacity.

46.	“kWh” means a kilowatt-hour of electric energy.

47.	“Lender” means any financial institution(s) or successor(s) in interest or assignees that provide(s) tax equity financing or refinancing for the Generating Facility to Seller.

48.	“Losses” means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this Agreement for the remaining Term of this Agreement, determined in a commercially reasonable manner.

Factors used in determining economic loss to a Party may include, without limitation, reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transaction at liquid trading hubs (e.g., NYMEX), all of which should be calculated for the remaining Term of this Agreement and shall include the value of Green Attributes and Capacity Attributes.

Only if the Non-Defaulting Party is unable, after using commercially reasonable efforts, to obtain third party information to determine the loss of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for such purpose in accordance with prudent industry practices.

49.	“Mediator” has the meaning set forth in Article Eleven.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

50.	“Metered Amounts” means the electric energy produced by the Generating Facility and expressed in kWh, as measured by a mutually approved meter.

51.	“Milestone Schedule” means Seller’s schedule to develop the Generating Facility as set forth in Exhibit E, including any revisions thereto in accordance with this Agreement.

52.	“MW” means a megawatt (or 1,000 kilowatts) of electric energy generating capacity.

53.	“MWh” means a megawatt-hour (or 1,000 kilowatt-hours) of electric energy.

54.	“Non-Defaulting Party” has the meaning set forth in Section 6.02.

55.	“Notice” means notices, requests, statements, invoices, or payments provided in accordance with Section 10.07 and Exhibit C.

56.	“Operate,” “Operating” or “Operation” means to provide (or the provision of) all the operation, engineering, purchasing, repair, supervision, training, inspection, testing, protection, use, management, improvement, replacement, refurbishment, retirement, and maintenance activities associated with operating the Generating Facility in accordance with Prudent Electrical Practices.

57.	“Party” or “Parties” have the meaning set forth in the Preamble.

58.	“Permits” means all applications, approvals, authorizations, consents, filings, licenses, orders, permits or similar requirements imposed by any Governmental Authority, in order to develop, construct, operate and maintain, the Generating Facility or to Forecast or deliver the electric energy produced by the Generating Facility to Buyer.

59.	“Product” means:

a)	All electric energy produced by the Generating Facility, net of Station Use and Delivery Losses; and

b)	All Green Attributes, Capacity Attributes, and Resource Adequacy Benefits associated with the Generating Facility.

60.	“Production Measurement Period” means each monthly period as set forth in Exhibit J for delivery of Targeted Energy Amounts.

61.	“Production Tax Credits” or “PTC” means production tax credits under Section 45 of the Internal Revenue Code as in effect from time-to-time during the Term or any successor or other provision providing for a federal tax credit determined by reference to renewable electric energy produced from geothermal or other renewable energy resources for which the Generating Facility is eligible.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

62.	“Prudent Electrical Practices” means those practices, methods and acts that would be implemented and followed by prudent operators of electric energy generating facilities in the Western United States, similar to the Generating Facility, during the relevant time period, which practices, methods and acts, in the exercise of prudent and responsible professional judgment in the light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, reliability and safety.

Prudent Electrical Practices shall include, at a minimum, those professionally responsible practices, methods and acts described in the preceding sentence that comply with manufacturers’ warranties, restrictions in this Agreement, and the requirements of Governmental Authorities, WECC standards, and Applicable Laws.

Prudent Electrical Practices shall also include taking reasonable steps to ensure that:

a)	Equipment, materials, resources, and supplies, including spare parts inventories, are available to meet the Generating Facility’s needs;

b)	Sufficient operating personnel are available at all times and are adequately experienced and trained and licensed as necessary to operate the Generating Facility properly and efficiently, and are capable of responding to reasonably foreseeable emergency conditions at the Generating Facility and Emergencies whether caused by events on or off the Site;

c)	Preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable, long term and safe operation of the Generating Facility, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

d)	Appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

e)	Equipment is not operated in a reckless manner, in violation of manufacturer’s guidelines or in a manner unsafe to workers, the general public, or the Transmission Provider’s electric system or contrary to environmental laws, permits or regulations or without regard to defined limitations such as, flood conditions, safety inspection requirements, operating voltage, current, volt ampere reactive (VAR) loading, frequency, rotational speed, polarity, synchronization, and control system limits; and

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

f)	Equipment and components designed and manufactured to meet or exceed the standard of durability that is generally used for electric energy generating facilities operating in the Western United States and will function properly over the full range of ambient temperature and weather conditions reasonably expected to occur at the Site and under both normal and emergency conditions.

63.	“Qualified Amounts” means the Metered Amounts, expressed in kWh, that qualify as eligible renewable energy for purposes of the RPS Legislation.

64.	“Renewable Energy Credit” means portfolio energy credit as defined in California Public Utilities Code Section 399.12(g), as may be amended from time to time or as further defined or supplemented by Applicable Law.

65.	“RPS Legislation” means the State of California Renewable Portfolio Standard Program, as codified at California Public Utilities Code Section 399.11, et seq.

66.	“Scheduling Coordinator” or “SC” means PacifiCorp, CAISO, or such other party as agreed to in writing by Buyer and Seller.

67.	“Seller” has the meaning set forth in the Preamble.

68.	“Simple Interest Payment” means a dollar amount calculated by multiplying the:

a)	Dollar amount on which the Simple Interest Payment is based; times

b)	Federal Funds Effective Rate or Interest Rate as applicable; times

c)	The result of dividing the number of days in the calculation period by 360.

69.	“Site” means the real property on which the Generating Facility is, or will be located, as further described in Section 1.01(b) and Exhibit B or as adjusted in accordance with Section 3.04.

70.	“Startup Deadline” means the date set forth in Section 1.02 by which Seller must have achieved Initial Operation as set forth in Section 2.03, subject to extension as provided in this Agreement.

71.	“Startup Period” means the period that begins at Initial Synchronization and ends at Initial Operation.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

72.	“Station Use” means the electric energy produced by the Generating Facility that is either:

a)	Used within the Generating Facility to power the lights, motors, control systems and other electrical loads that are necessary for Operation; or

b)	Consumed within the Generating Facility’s electric energy distribution system as losses.

73.	“Tariff” has the meaning used in Section 1.05.

74.	“Term” has the meaning used in Section 1.03.

75.	“Term Year” means a twelve (12) month period beginning on the first day of the calendar month following the Initial Operation Date and each successive twelve (12) month period thereafter.

76.	“Termination Payment” has the meaning set forth in Section 6.03.

77.	“Transmission Costs” has the meaning set forth in Section 1.05.

78.	“Transmission Provider” means Dixie Escalante Electric, Pacificorp, CAISO (STS) or any other transmission providers under this Agreement.

79.	“Unplanned Outage” has the meaning set forth in Section 3.07.

80.	“WECC” means the Western Electricity Coordinating Council, the regional reliability council for the Western United States, Northwestern Mexico and Southwestern Canada.

81.	“WREGIS” means the Western Renewable Energy Generating Information System or any successor renewable energy tracking program.

*** End of EXHIBIT A ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit A	Definitions

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit B	Generating Facility and Site Description

EXHIBIT B

Generating Facility And Site Description

Generating Facility Description.

The Generating Facility will be a geothermal small power production facility supplied by a geothermal fluids gathering system.

The Generating Facility will consist of between forty-five (45) and fifty (50) UTC Power PureCycle B280 Power Systems each producing 280 gross kW. The PureCycle equipment converts heat provided by geothermal fluids into electricity utilizing the Organic Rankine Cycle. Each PureCycle unit consists of an evaporator, condenser, turbine, induction generator, cycle-pump, system controls, control valves, and piping.

The Generating Facility is supplied with geothermal fluids from a well field which is being developed by Seller. The geothermal fluids are produced and transported from the geothermal production wells to the power plant. The fluids flow under pressure directly into the PureCycle evaporators. The geothermal fluid heats and vaporizes the R-245fa working fluid, which is a hydro fluoro carbon refrigerant (HFC). The working fluid expands through the turbine which is coupled to the generator. The expanding working fluids are condensed in a water-cooled condenser and pumped back to the heat exchangers in a closed loop. The Generating Facility will utilize a hybrid cooling tower system to provide the cooling water for the condenser. The spent geothermal fluids are returned via pipelines from the power plant facilities to the injection wells. Electric power required to operate power plant auxiliary equipment and to produce, transport and re-inject the geothermal fluids is provided by the gross output of the Generating Facility.

2.	Site Description.

Geothermal power facility to be located on T36S R15W SW4NE4 section 20, of on the east side of Bench Road, approx.  1/4 mile south of 300 South Street in Newcastle, Utah, commonly known as the Harmony No. 1 Geothermal Power Project IR-01

*** End of EXHIBIT B ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit B	Generating Facility and Site Description

EXHIBIT C

Notice List

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit C	Notice List

EXHIBIT C

Notice List

HARMONY GEOTHERMAL NO. 1 IR-01, LLC	CITY OF ANAHEIM, PUBLIC UTILITIES DEPARTMENT
(“Seller”)	(“Buyer”)

All Notices are deemed provided in accordance with Section 10.07 other than Forecasting and Scheduling Requirements and Invoices if made to the address provided below:	All Notices are deemed provided in accordance with Section 10.07 other than Forecasting and Scheduling Requirements and Invoices if made to the address provided below:

City of Anaheim
Harmony Geothermal No. 1 IR-01, LLC	Attention: City Clerk
200 South Anaheim Blvd., Suite 217
Attention: Manager	Anaheim, California 92805

5152 North Edgewood Dr., Suite 375

Provo, Utah 84604

FAX: (801) 374-3314

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit C	Notice List

HARMONY GEOTHERMAL NO. 1 IR-01, LLC	CITY OF ANAHEIM, PUBLIC UTILITIES DEPARTMENT
(“Seller”)	(“Buyer”)

With copy to:
With copy to:
City of Anaheim
Harmony Geothermal No. 1 IR-01, LLC	Attention: Public Utilities General Manager
201 South Anaheim Blvd., Suite 1101
Attention: General Counsel	Anaheim, California 92805

FAX: 714-765-4138
5152 North Edgewood Dr., Suite 375
Provo, Utah 84604

Invoices

Wire instructions to be provided by Martin F. Peterson (801-765-1200).	City of Anaheim Public Utilities Dept. Attn: Dana Davidson Public Utilities Financial Analyst II Fax: 714-765-4020 e-mail: Ddavidson@Anaheim.net

Forecasting and Scheduling Requirements

Please refer to Exhibit D herein.

*** End of EXHIBIT C ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit C	Notice List

EXHIBIT D

Forecasting and Scheduling Requirements and Procedures

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit D	Forecasting and Scheduling Requirements and Procedures

EXHIBIT D

Forecasting and Scheduling Requirements and Procedures

1.	Introduction.

The Parties intend that scheduling shall confirm to the requirements established by the CAISO and the WECC, to the extent applicable.

Buyer shall act as CAISO Scheduling Coordinator to schedule or arrange for scheduling services, as specified by the Parties, or in the absence thereof, in accordance with the normal practice of CAISO Scheduling Coordinators. Seller shall be responsible for delivering energy to the Delivery Point (with the costs of transmission, distribution, wheeling costs or other service agreements at Buyer’s expense). Buyer shall arrange and be responsible for transmission services at and after the Delivery Point.

Daily and hourly scheduling with the CAISO and the WECC shall be performed in accordance with scheduling procedures below, agreed upon by the Parties’ scheduling representative prior to the start of the Initial Operation.

2.	Prescheduling.

Seller will provide the Day Ahead Preschedule via email by noon the day before the prescheduling day in accordance with the WECC Prescheduling calendar. If the parties agree, the Day-Ahead energy forecast can be handled by exception; in other words, the Seller shall be obligated to notify the Buyer of changes to the energy forecast only to the extent that deviations are expected to result in a variance in expected energy in any hour of plus (+) or minus (-) five percent (5%) from the energy reported in the most recent energy forecast update

Upon receipt of the Day Ahead Preschedule from the Seller, the Buyer will preschedule the energy with the CAISO to serve Seller’s load.

Prescheduling contact(s):

Charles Guss Phone: (714) 765-4242; email: cguss@anaheim.net

Kelly Nguyen Phone (714) 765-4145; email: knguyen@anaheim.net

George DeHart Phone: (714) 765-4257; email: gdehart@anaheim.net

3.	Hourly Scheduling.

Seller shall notify Buyer via telephone and email of any outages or derations that would affect Seller’s ability to provide energy from the Generating Facility.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit D	Forecasting and Scheduling Requirements and Procedures

For hourly changes, Seller must notify, via phone, Buyer 30-minutes before the CAISO Hourly Scheduling deadline for the scheduling hour. This will allow Buyer to make the necessary changes to the Schedules before the CAISO Scheduling deadline. Seller will follow up with an email confirming the time the hourly change is for and the reason for the hourly change.

Buyer shall notify Seller via telephone and email of any transmission problems or other outages or derations that would affect Buyer’s ability to accept energy at the Delivery Point.

For hourly changes, Buyer must notify, via phone, Seller 30-minutes before the CAISO Hourly Scheduling deadline for the scheduling hour. Seller will follow up with an email confirming the time the hourly change is for and the reason for the hourly change.

4.	Forced Outages.

In the event of a forced outage Buyer must be notified immediately by phone and given the integrated MW value for the hour that the outage is occurring. As soon as practicable, Seller must provide an email indicating that there was a forced outage and to the extent possible, the cause and ETR for the unit so that Buyer can forward this information to the CAISO.

5.	Returning from an Outage or Derate.

In the event that the unit is ready to return to service or output increased, Seller must notify, via phone, Buyer 30-minutes before the CAISO Hourly Scheduling deadline for the scheduling hour. This will allow Buyer to make the necessary changes to the Schedules before the CAISO Scheduling deadline. Seller will follow up with an email indicating the time the hourly change is for.

Seller’s Real-Time Scheduling shall be notified for all hourly scheduling issues.

Real-Time Scheduling:	Phone: (714) 765-5109

Email: Scheduler@anaheim.net

In the event that the scheduling procedures for electric energy within the CAISO change in such a way that causes a conflict with the provisions of this Agreement, the Parties shall use good faith efforts to make necessary changes to this Agreement to conform to the prevailing scheduling practices in effect at that time. The Parties acknowledge that changes to the CAISO Scheduling practices are expected to occur during the Term of this Agreement, and hereby agree that any modifications to the Agreement necessary to accommodate such market design changes will endeavor to reasonably match the Scheduling approach reflected in this paragraph as of the Effective Date.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit D	Forecasting and Scheduling Requirements and Procedures

*** End of EXHIBIT D ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit D	Forecasting and Scheduling Requirements and Procedures

EXHIBIT E

Seller’s Milestone Schedule

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit E	Seller’s Milestone Schedule

EXHIBIT E

Seller’s Milestone Schedule

No.	Date	Milestones
1	4/1/08	Submits interconnection application.

2	3/01/08	Files any land applications.

3	4/01/08	Files Permit application(s).

4	5/01/08	Receives a completed System Impact Study.

5	5/01/08	Obtains control of all lands and rights-of-way comprising the Site.

6	7/31/08	Receives a completed interconnection Facility Study.

7	7/31/08	Executes a Transmission Owner Tariff and/or applicable service agreement.

8	8/31/08	Receives FERC acceptance of Interconnection Agreement and transmission agreement(s).

9	6/01/08	Receives all Permits.

10	6/01/08	Receives CEC Certification and Verification.

11	5/15/08	Executes Engineering, Procurement and Construction (“EPC”) contracts.

12	5/15/08	Completes Financing.

13	8/1/08	Begins construction of the Generating Facility.

14	02/01/09	Begins startup activities.

15	03/01/09	Achieves Initial Operation.

16	4/30/09	Demonstrates the Contract Capacity.

*** End of EXHIBIT E ***

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit E	Seller’s Milestone Schedule

EXHIBIT F

Milestone Progress Reporting Form

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit F	Milestone Progress Reporting Form

EXHIBIT F

Milestone Progress Reporting Form

Seller shall prepare a written report each month on its progress relative to the development construction and startup of the Generating Facility and the Milestone Schedule. The report shall be sent via email in the form of a single Adobe Acrobat file or facsimile to Buyer, on the fifth (5th) Business Day after each month.

Seller’s Milestone Progress Reporting requirement shall begin on the first day of the second full calendar month after the Effective Date of this Agreement.

Each Milestone Progress Report shall include the following items:

1.	Cover page.

2.	Brief Generating Facility description.

3.	Description of any planned changes to the Generating Facility and Site Description in Exhibit B.

4.	Summary of activities during the previous month.

5.	Forecast of activities scheduled for the current month.

6.	Written description about the progress relative to Seller’s Milestone Schedule.

7.	List of issues that could potentially impact Seller’s Milestone Schedule.

8.	Enumeration and schedule of any support or actions requested of Buyer.

9.	Progress and schedule of all agreements, contracts, permits, approvals, technical studies, financing agreements and major equipment purchase orders showing the start dates, completion dates, and completion percentages.

10.	A status report of start-up activities including a forecast of activities ongoing and after start-up, a report on Generating Facility performance including performance projections for the next twelve (12) months.

*** End of EXHIBIT F ***

The contents of this document are subject to restrictions on disclosure as set forth herein.

The contents of this document are subject to restrictions on disclosure as set forth herein.
Exhibit G	Non-Disclosure Agreement

EXHIBIT G

Production Matrix—Total Energy and Monthly Targeted Energy Amount

The contents of this document are subject to restrictions on disclosure as set forth herein.

Month	Jan	Feb	Mar	Apr	May	June	Jul	Aug	Sep	Oct	Nov	Dec	Total
Days	31	28/29	31	30	31	30	31	31	30	31	30	31	365
Rated Capacity (kW)	10,489	10,489	10,440	10,374	10,269	10,192	10,111	10,137	10,226	10,359	10,469	10,489
Availability	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%	96.5%
Plant Output	10,122	10,122	10,075	10,011	9,910	9,835	9,757	9,783	9,868	9,996	10,103	10,122

Monthly Output By Hour (MWH)
0	314	283	312	300	307	295	302	303	296	310	303	314	3,641
1	314	283	312	300	307	295	302	303	296	310	303	314	3,641
2	314	283	312	300	307	295	302	303	296	310	303	314	3,641
3	314	283	312	300	307	295	302	303	296	310	303	314	3,641

The contents of this document are subject to restrictions on disclosure as set forth herein.

4	314	283	312	300	307	295	302	303	296	310	303	314	3,641
5	314	283	312	300	307	295	302	303	296	310	303	314	3,641
6	314	283	312	300	307	295	302	303	296	310	303	314	3,641
7	314	283	312	300	307	295	302	303	296	310	303	314	3,641
8	314	283	312	300	307	295	302	303	296	310	303	314	3,641
9	314	283	312	300	307	295	299	300	296	310	303	314	3,635
10	314	283	312	300	307	295	296	297	296	310	303	314	3,628
11	314	283	312	300	307	295	293	294	296	310	303	314	3,622
12	314	283	312	300	307	292	290	291	293	310	303	314	3,610
13	314	283	312	300	307	289	287	288	290	310	303	314	3,598
14	314	283	312	300	307	286	284	285	287	310	303	314	3,587
15	314	283	312	300	307	283	281	282	284	310	303	314	3,575
16	314	283	312	300	307	280	275	276	281	310	303	314	3,557
17	314	283	312	300	307	277	272	273	278	310	303	314	3,545
18	314	283	312	300	307	277	272	273	278	310	303	314	3,545
19	314	283	312	300	307	283	281	282	284	310	303	314	3,575
20	314	283	312	300	307	289	293	294	290	310	303	314	3,611
21	314	283	312	300	307	295	302	303	296	310	303	314	3,641
22	314	283	312	300	307	295	302	303	296	310	303	314	3,641
23	314	283	312	300	307	295	302	303	296	310	303	314	3,641

	7,530	6,802	7,496	7,208	7,373	6,984	7,057	7,075	7,008	7,437	7,274	7,530	86,773

The contents of this document are subject to restrictions on disclosure as set forth herein.